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                                   EXHIBIT 11

                  Mobile America Corporations and Subsidiaries

                  Unaudited Computations of Earnings Per Share

        Quarters ended September 30, 1999 and 1998 and Nine Months ended
                          September 30, 1999 and 1998

See Note 2 to financial statements.


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